Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                       OF THE AMENDED AND RESTATED BYLAWS

                                       OF

                             ARTHROCARE CORPORATION


         The undersigned, being the duly acting and appointed Secretary of ArthroCare Corporation, a Delaware corporation (the "Company"), hereby certifies that on December 13, 2006, the Board of Directors of the Company amended Section
III.2 of the Bylaws of the Corporation, entitled "Number of Directors," to read as follows:

         "The board of directors shall consist of eight (8) members. The number of directors may be changed by an amendment to this bylaw, duly adopted by the board of directors or by the stockholders, or by a duly adopted amendment to the certificate of incorporation.

         No reduction in the authorized number of directors shall have the effect of removing any director before the director's term of office expires."


         IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date set forth below.


Dated:  December 15, 2006          /s/ Michael W. Hall
                                   -----------------------------------
                                   Michael W. Hall, Secretary